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EXHIBIT 99.1

                      [LOGO OF THE TOWN AND COUNTRY TRUST]

FOR IMMEDIATE RELEASE

     THE TOWN AND COUNTRY TRUST SELLS THREE BALTIMORE APARTMENT COMMUNITIES

BALTIMORE, July 31, 2003 -- The Town and Country Trust (NYSE: TCT), a real estate investment trust (REIT), today announced that it has sold three Baltimore apartment communities containing a total of 1,449 apartments in separate but related transactions for a total sales price of $66.3 million. The weighted average age of the apartments sold was 36.6 years. In connection with the sales, for financial reporting purposes the Company will report an aggregate gain estimated at approximately $40 million.

The properties were sold in separate transactions, each structured to qualify as a tax deferred exchange under Section 1031 of the Internal Revenue Code, which should enable the Company to defer substantially all of the related capital gains for income tax purposes. The sale of these properties completes the exchange through which the Company acquired The Courts of Avalon and The Excalibur at Avalon, both located in Pikesville Maryland, an upscale Baltimore suburb, as previously announced on May 7, 2003. With the completion of the exchange, the Company has repaid approximately $38.8 million of bridge financing provided by Manufacturers and Traders Trust Company.

COMMENTS FROM MANAGEMENT

The sale of the three older Baltimore communities together with the acquisition of the two newer communities earlier in the year are part of the Company's strategy to dispose of certain of its older communities at historically attractive pricing and to recycle its capital into newer properties in submarkets that management believes are characterized by high barriers to entry, limited available land for development and good growth potential.

The Town and Country Trust is a multifamily real estate investment trust that owns and operates 14,193 apartment homes in 41 communities in the Mid-Atlantic and Southeast.

With the exception of historical information, the matters herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied. Examples of such factors that could result in such differences include but are not limited to: interest rate fluctuations; competition for tenants; changes in the Company's capacity to acquire additional apartment properties and any changes in the Company's financial condition or operating results due to an acquisition of additional apartment properties; local economic and business conditions, including without limitation, conditions which may affect public securities markets generally, the real estate investment trust industry, or the markets in which the Company's apartment properties


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are located, and other factors referred to in the Company's periodic and other reports filed with the Securities and Exchange Commission.

FOR FURTHER DETAILS CONTACT
THE TOWN AND COUNTRY TRUST:
Thomas L. Brodie                          FRB/WEBER SHANDWICK
Executive Vice President                  Joseph Calabrese (Investor Inquiries)
(212) 407.2161                            (212) 445-8434



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